Exhibit 99.1

NYSE: WPZ

Date:      Sept. 6, 2005
Williams Partners L.P. Provides Update on Gulf Coast Interests
Selects Sept. 22 to Report 2Q Financial Results
     TULSA, Okla. – Williams Partners L.P. (NYSE:WPZ) continues to work closely with the customers and third-party operators of its Gulf Coast interests that have been affected by Hurricane Katrina.
     No significant damage has been reported at these operations, which include the Discovery natural gas gathering, transportation, processing and natural gas liquids fractionation system and the Carbonate Trend sour-gas gathering pipeline off the coast of Alabama. Williams Partners continues to assess the financial impact related to Hurricane Katrina.
     Commercial power has been restored at both of Discovery’s primary onshore facilities – the Larose, La., processing plant and the Paradis, La., fractionator. Both facilities have returned to service.
     The Paradis fractionator is capable of functioning at 75 percent capacity. Repairs are under way on a damaged cooling tower to restore the plant to its pre-hurricane capability.
     The Larose plant returned to service on Saturday, Sept. 3, although it is experiencing reduced throughput as it awaits more gas supplies to become available for processing. Three of the plant’s five delivery points – Transco, Bridgeline Holdings, L.P. and Texas Eastern Transmission Corp – are able to receive volumes from Discovery. The other two delivery points are in the process of returning to service.
     Offshore, Williams Partners has received favorable reports from pressure tests and inspections on the Carbonate Trend pipeline and the Discovery natural gas pipeline system. Discovery serves gas producers from both onshore and offshore natural gas fields, including the deepwater Gulf of Mexico.
     The Carbonate Trend pipeline initially came online Saturday before experiencing a communications outage with other operations. The line is available for service again, pending receipt of inlet throughput.
     The Discovery pipeline returned to service on Saturday and is flowing approximately 175 million cubic feet of natural gas today. This volume represents about 50 percent of pre-hurricane transmission levels. Volumes are expected to gradually increase as more gas production is restored. Discovery has a design capacity of transporting and processing 600 million cubic feet of natural gas per day.
     Williams Partners has a 40 percent ownership interest in the Discovery system, which is operated by a unit of Williams. The Carbonate Trend pipeline is wholly owned by Williams Partners and operated by a unit of Chevron.

     Separately, Williams Partners has selected Sept. 22 to release the partnership’s second-quarter financial results. A live webcast is scheduled to begin at 10 a.m. Eastern. Participants are encouraged to access the webcast at www.williamslp.com. Slides will be available for viewing, downloading and printing on the morning of the event.
     A limited number of phone lines also will be available on Sept. 22 at (800) 310-6649. International callers should dial (719) 457-2693. Replays of the webcast will be available at www.williamslp.com.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com

Contact:	Kelly Swan Williams (media relations) (918) 573-6932 Karl Meyer Williams (investor relations) (918) 573-4395
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This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from t hose implied or expressed by the forward-looking statements.